Exhibit 1.01

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated effective October 1, 2024 (the “Effective Date”), is by and between Vivakor ADMINISTRATION, LLC, a Texas limited liability company (the “Company”), and JEREMY GAMBOA, an individual domiciled in Harrison County, Texas (the “Executive”). The Company and Executive may herein be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Executive is an accomplished transportation executive whose career has principally focused on truck transportation of midstream liquids such as crude oil, refined products, and oilfield produced water;

WHEREAS, Executive possesses substantial knowledge, experience, skills, and relationships in the midstream petroleum industry in which the Company is currently engaged, having previously served as an executive for large private equity portfolio companies and publicly-traded midstream providers;

WHEREAS, Company desires to employ the Executive pursuant to the terms and conditions herein contained, and Executive desires to be employed by Company upon the terms and conditions herein contained;

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, the Parties agree as follows:

1. Employment. The Company shall employ the Executive and the Executive shall accept such employment subject to the terms and conditions contained in this Agreement Effective Date. From and after the Effective Date, the Executive shall be engaged as an employee of the Company and the Executive and the Company do not intend to create a joint venture, partnership or other relationship that might impose similar such fiduciary obligations on the Executive or the Company in the performance of this Agreement. In all respects not controlled by or set forth in this Agreement, the Executive’s employment shall be at-will according to the laws of the State of Texas.

2. Executive’s Duties. The Executive shall be employed by the Company on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

(a) Specific Rights and Duties. From the Effective Date and during the term of this Agreement, the Executive shall have the title of Division President, Logistics of the Company (and, if applicable, its affiliates and subsidiaries). In addition, the Executive shall be appointed as an officer of Vivakor, Inc., a Nevada corporation (“Vivakor”), in accordance with the rules of the U.S. Securities and Exchange Commission and those of The Nasdaq Capital Market. The Executive agrees to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by the Chief Executive Officer and the Board of Directors of the Company in accordance with this Agreement. The Executive’s principal place of employment will be in Dallas County, Texas.

(b) Modifications. The precise duties to be performed by the Executive may be extended or curtailed in the discretion of the Chief Executive Officer and the Board of Directors of the Company, as reflected in writing. However, except for termination for Cause (as hereinafter defined in this Agreement), the withdrawal of the designation of the Executive as Executive Vice President of the Company (or more senior title), or the assignment of the performance of duties incumbent on the foregoing offices to other persons without the prior written consent of the Executive shall constitute termination without Cause of the Executive by the Company.

(c) Employee Handbook. From time to time, the Company or its parent companies may issue policies and procedures applicable to employees and the Executive including an Employment Policies Manual or Employee Handbook. The Executive agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement shall control unless compliance with this Agreement will violate any governmental law or regulation applicable to the Company or its affiliated entities. Any activity by the Executive that is expressly permitted by this Agreement is hereby deemed by the Company not to violate such policies and procedures.

3. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

(a) Incentive Cash and Equity Signing Bonus. Promptly after the Effective Date, restricted shares of Vivakor’s common stock equal to One Hundred Fifty Thousand and No/100s U.S. Dollars ($150,000.00), as defined below, shall be paid to the Executive as an incentive cash and equity grant to enter into this Agreement (the “Signing Bonus”). All of the Signing Bonus unrestricted common stock will be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the day of such grant. All shares comprising the Signing Bonus shall be issued under Vivakor’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. As a condition to receiving the Signing Bonus, the Executive must execute and enter into a lock-up agreement substantially and materially in the form and content set forth on Exhibit “B” hereto.

(b) Base Compensation. Annualized cash salary compensation equal to not less than Three Hundred Twenty-five Thousand and No/100s U.S. Dollars ($325,000.00 USD) shall be paid to the Executive in equal bi-weekly installments (the “Base Compensation”). The Base Compensation may be further increased by the Company from time to time.

(c) Annual Incentive Compensation.

(i) On an annual basis, the Company shall provide revenue and profitability guidance for Vivakor (and its subsidiaries and affiliates, if applicable), identifying Vivakor performance targets expressed as earnings before interest, taxes, depreciation, and amortization (“EBITDA”). At the conclusion of each fiscal year, the Company shall determine Vivakor’s incremental progress towards achieving such EBITDA, to be expressed as a percentage (the “EBITDA Goal Attainment”). The EBITDA Goal Attainment utilized in calculating incentive compensation under this subsection (c) shall be greater than or equal to the corresponding EBITDA Goal Attainment percentages set forth on Exhibit “C”. For example, if the EBITDA Goal Attainment is calculated to be 95%, the EBITDA Goal Attainment percentage set forth on Exhibit “C” utilized in calculating incentive compensation hereunder would be 90%.

(ii) The Executive shall be eligible for an annual cash incentive bonus (the “Cash Incentive Bonus”) equal to the then-current Base Compensation multiplied by the Cash Bonus Multiplier corresponding to the EBITDA Goal Attainment set forth on Exhibit “C” hereto (such Exhibit “C”, the “Incentive Compensation Matrix”), for a total annual Cash Incentive Bonus. The Cash Incentive Bonus shall be paid to the Executive no later than the last business day of March of the year succeeding the year for which the Cash Incentive Bonus is calculated, less applicable governmental withholdings.

(iii) The Executive shall be eligible for an annual equity incentive bonus (the “Equity Incentive Bonus”) equal to the then-current Base Compensation multiplied by the Equity Bonus Multiplier corresponding to the EBITDA Goal Attainment set forth on the Incentive Compensation Matrix, for a total annual Equity Incentive Bonus. The Equity Incentive Bonus shall be granted to Executive no later than the last business day of March of the year succeeding the year for which the Equity Incentive Bonus is calculated, less applicable governmental withholdings, and shall be remitted in restricted shares of Vivakor’s common stock priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the grant date. All shares comprising an Equity Incentive Bonus shall be issued under Vivakor’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. As a condition to receiving each Equity Incentive Bonus, unless and until the adoption, filing, and implementation of non-qualified deferred compensation plan awarding equity incentive compensation to a select group of management or highly-compensated employees of the Vivakor and/or the Company (and, if applicable, its affiliates and subsidiaries) which may set forth vesting schedules, forfeiture provisions, and other requirements (a “Top Hat Plan”), the Executive must execute and enter into a lock-up agreement substantially and materially in the form and content set forth on Exhibit “B” hereto at the time of such award.

(iv) The Executive shall be eligible for such additional bonuses in such amounts and at such times, annual or otherwise, as determined in the discretion of the Compensation Committee of the Board of Directors of Vivakor.

(v) For purposes of calculating the amounts due and owing Executive under Sections 3(c)(ii) and 3(c)(iii) for the first partial calendar year of this Agreement only, the Parties stipulate and agree that (A) all such incentive compensation shall be pro-rated for calendar year 2024, and (B) Vivakor’s current year EBITDA guidance for 2024 is stipulated and deemed to be $18,600,000. Furthermore, Vivakor shall have the right to adjust EBITDA guidance for purposes of calculating the EBITDA guidance for 2024 in connection with any mergers, acquisitions, or business combination transactions agreed and entered into subsequent to the Effective Date hereof.

(vi) Notwithstanding anything contained in this Agreement to the contrary, the Incentive Compensation Matrix may be modified, amended, and replaced by the Company and/or Vivakor, in its sole discretion, at any time or from time to time, upon (A) the adoption, filing, and implementation of a Top Hat Plan, and (B) specific written reference and notice to Executive that the Incentive Compensation Matrix set forth in this Agreement is being modified, amended, and replaced by such plan.

(d) Benefits. The Company agrees to extend to the Executive retirement benefits, deferred compensation, travel, tolls, meal, lodging, entertainment, customer development and retention, and any other benefits the Company provides to other executives or officers from time to time on the same terms as such benefits are provided to such individuals, as well as coverage under the Company’s medical, life and disability insurance plans, if any (the “Benefits”). If the Executive is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Company may condition any such benefits on the Executive paying any amounts which the Company requires other employees to pay with respect to such benefits. Executive will be entitled to business class airline travel and lodging on all domestic and international travel in performance of Executive’s duties hereunder either paid for or reimbursed by the Company when upgrades through other means are unavailable.

(e) Retirement Plan Contributions. Notwithstanding anything contained herein to the contrary, in lieu of any cash compensation set forth in Sections 3(b) and 3(c), on annual basis Executive may elect, in their sole and absolute discretion, for Company to contribute to Executive’s retirement plan maintained by the Company such amount of cash compensation as directed by Executive, up to the maximum total annual combined contribution limit of employer and employees to retirement plans set forth by the Internal Revenue Service, and to deduct the same from Executive’s Base Compensation or Cash Incentive Bonus, as directed. Such amount shall be remitted as an employer contribution to Executive’s retirement plan maintained by the Company. Such retirement plan contributions shall be deducted by Company on a pre-tax basis, as applicable, from Executive’s cash compensation set forth in Sections 3(b) and 3(c).

(f) Vacation. The Executive will be entitled to take paid time off, sick leave, and vacation in accordance with the Company’s general employment policies.

4. Term. This Agreement shall be for a term commencing on the Effective Date and terminating at the conclusion of the Executive’s employment by the Company, whether by resignation, termination without cause, termination for Cause, or death of the Executive.

5. Termination. This Agreement may be terminated in accordance with the following terms and conditions:

(a) Termination without Cause. The Executive or the Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than five (5) business days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without Cause by the Company, the Executive shall be entitled to: (i) the then-current Base Compensation in an amount equal to eighteen (18) calendar months’ pay; (ii) excepting participation in any retirement or deferred compensation plan maintained by the Company, continuation of the Benefits at the levels and upon the terms provided on the date of termination hereunder, for eighteen (18) calendar months’ following termination of Executive’s employment; (iii) all accrued but unused paid time off, vacation days, personal days, and sick days, and (iv) the cost of outplacement services (the “Termination Compensation”).

(b) Termination for Cause. The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” means: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Company subsidiaries (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties and cured within thirty (30) days; or (ii) the willful engaging by the Executive in illegal conduct, gross misconduct, or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision, an act or failure to act, on the part of the Executive, will not be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board of Directors or based on the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event this Agreement is terminated for Cause, the Company shall have only the obligation to pay (x) accrued by unpaid Base Compensation and (y) accrued but unpaid paid time off, including sick days, vacation days, and personal days, to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for Cause unless a written determination specifying the reasons for such termination is made, approved by a majority of the independent and disinterested members of the Board of Directors of the Company and delivered to the Executive. Thereafter, the Executive will have the right for a period of thirty (30) days to request a Board of Directors meeting to be held at a mutually agreeable time and location to be attended by the members of the Board of Directors in person, at which meeting the Executive will have an opportunity to be heard. Failing such determination and opportunity for hearing, any termination of this Agreement will be deemed to have occurred without Cause.

(c) Termination for Diminution of Duties. If the Executive resigns their Employment for (i) a material and adverse diminution of the Executive’s duties, responsibilities or authorities, (ii) a reduction in the Base Compensation, (iii) a relocation of the Executive’s principal place of employment more than fifty (50) miles outside the Dallas-Fort Worth metropolitan area (each, a “Diminution”), then the Executive shall be entitled to the Termination Compensation. The Executive must deliver written notice of a Diminution to the Board of Directors of the Company and permit the Company thirty (30) days to cure such Diminution.

(d) Termination after Change in Control. If, during the term of this Agreement, (i) a party (other than the Company, its affiliates, the Executive, or James H. Ballengee and/or his affiliates) acquires fifty percent (50%) or more of the outstanding voting equity interests in the Company or its parent company, (ii) the Company or its parent company sells all or substantially all of the Company’s assets, or (iii) the Board of Directors of the Company approve a resolution or plan for liquidation or dissolution of the Company (each, a “Change in Control”), and the Executive is terminated within one (1) calendar year of the consummation of such Change in Control, then the Executive shall be entitled to the Termination Compensation.

(e) Payment. The Termination Compensation under this Section 5 shall be paid in equal installments in equal bi-weekly installments for the period of time such Termination Compensation is calculated. All payments shall be made in U.S. Dollars, in the form and manner in which the Executive was receiving his Base Compensation at the time of termination, unless the parties shall otherwise mutually agree, less applicable governmental withholdings. Subsequent to a termination without Cause of the Executive’s employment, the receipt of a notice of Diminution of Duties by the Board of Directors, or a Change in Control, the Company shall be prohibited from terminating the Executive for Cause.

(f) Release. As a condition to receiving the Termination Compensation, the Company may require the Executive to execute a release materially and substantially in the form and content attached hereto as Exhibit “A” at the time of the termination of Executive’s employment. The Company shall be obligated to pay the Executive in accordance with the terms hereof only if the Executive returns an originally-executed copy of such release to the Company’s designated representative.

6. Death of Executive. If the Executive dies during the term of this Agreement, the Company shall be obligated to pay the Executive’s designee or estate the Termination Compensation at the time of the Executive’s death in addition to any Benefits that may be due and owing to the Executive.

7. Indemnification. In addition to any rights Executive may have under the Company’s and Vivakor’s charters, bylaws, or other governing documents, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys’ and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company or as an officer of Vivakor; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company and Vivakor shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent them (at the Company’s expense) if Company counsel would have a conflict of interest in representing both the Company, Vivakor, and Executive. The Company and Vivakor shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money (and no admission of guilt or wrong doing by Executive) and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Executive in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will obtain and maintain a policy of directors’ and officers’ liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors’ and officers’ liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors’ and officers’ liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement without limitation.

8. Arbitration. Any dispute, controversy or claim arising out of or relating in any way to the employment of the Executive or this Agreement, or Executive’s service as an officer of Vivakor, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of Agreement, shall be solely and exclusively resolved by confidential, binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved Party knew or should have known of the controversy, claim, dispute or breach.

(a) This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(b) The arbitration shall be conducted by one (1) arbitrator to be selected by the Executive. Any Party may initiate arbitration by serving notice upon the other Party and filing a demand for arbitration with the American Arbitration Association.

(c) Unless waived in writing by all parties to the arbitration, the arbitration shall be conducted in accordance with the then-existing Expedited Labor Arbitration Rules of the American Arbitration Association, and shall be held and conducted in Dallas County, Texas.

(d) Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(e) No later than thirty (30) days after the selection of an arbitrator, each Party shall prepare and deliver to both the arbitrator and other Party its last, best offer for fully and finally resolving the dispute and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within forty-five (45) days after the arbitrator’s appointment, the arbitrator will select from the two (2) proposals provided by the Parties the proposal such arbitrator believes is most consistent with the intent of the Parties when this Agreement was entered into; provided, however, the arbitrator may not alter the terms of this Agreement nor the proposals of either Party.

(f) Notwithstanding the foregoing, the arbitrator shall have no authority to award punitive, consequential, special, or indirect damages, or equitable relief. The arbitrator shall award interest from the time of the breach to the time of payment of the award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus three percent (3%).

(g) The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs, expert fees, arbitrator fees, and related costs and expenses), shall be borne by the non-prevailing Party. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne by the non-prevailing Party thereto. For purposes of this subsection, the “non-prevailing Party” is the Party whose proposal was not selected by the arbitrator for award.

(h) The arbitrator’s award or decision shall be final, binding, and non-appealable. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. IN RESPECT OF ANY ENFORCEMENT ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS AND WAIVES ALL OBJECTION TO THE CONTRARY TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT OF COMPETENT JURISDICTION LOCATED WITHIN DALLAS COUNTY, STATE OF TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED IN THIS AGREEMENT.

(i) Executive has read and understands this arbitration provision and has had the opportunity to seek independent legal counsel regarding the process and potential impact of binding arbitration.

9. Miscellaneous. The Parties further agree as follows:

(a) Time. Time is of the essence with respect to this Agreement.

(b) Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Vivakor, Inc.
5220 Spring Valley Rd., Ste. 500 Dallas, TX 75254 Attn: Legal Email pknapp@vivakor.com

To the Executive:	Jeremy Gamboa 1830 FM 9 N. Waskom, Texas 75692 Email jeremy.gamboa@yahoo.com

(c) Assignment. The Company may assign this Agreement in whole upon the written consent of Executive, which shall not be unreasonably denied or delayed. The Executive may not assign this Agreement in whole or in part.

(d) Governing Law. The Parties stipulate and agree, and waive all claims and objections to the contrary, that this Agreement, and the terms of Executive’s employment, shall be governed and interpreted in accordance with the laws of the State of Texas, without regard to its rules regarding conflicts of laws.

(e) Construction. This Agreement is intended to be interpreted according to its plain meaning within the four corners of the document. Headings are used for reference only and are not intended to have any binding effect on the construction hereof.

(f) Severance. If any provision of this Agreement or the application thereof is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision, shall not be affected thereby, and each other term and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(g) Entire Agreement. This Agreement, together with increases to the Base Compensation and any other compensation owing to Executive as determined by the Board of Directors, constitute the complete Agreement of the Parties with respect to the subject matter contemplated herein. Each and every prior agreement, whether oral or written, concerning the Executive’s employment is hereby expressly superseded and replaced by this Agreement. This Agreement may not be modified except in a writing signed by both parties.

(h) Binding Effect. This Agreement shall be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

[Signature page(s) follow; the remainder of this page is intentionally blank.]

COMPANY’S SIGNATURE PAGE

IN WITNESS WHEREOF, the duly authorized representatives of the Company and Vivakor have executed and entered into this Agreement as of the Effective Date.

COMPANY:

VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Chairman, President & CEO

VIVAKOR:

VIVAKOR, INC., a Nevada corporation

By:
Name:	James H. Ballengee
Title:	Chairman, President & CEO

EXECUTIVE’S SIGNATURE PAGE

IN WITNESS WHEREOF, the Executive has executed and entered into this Agreement as of the Effective Date.

EXECUTIVE:

Jeremy Gamboa, individually

EXHIBIT “A”

FORM OF

GENERAL RELEASE AND WAIVER

For and in consideration of the payments and benefits due to the undersigned under that certain Executive Employment Agreement dated October 1, 2024, executed by Vivakor Administration, LLC, and Jeremy Gamboa (the “Employment Agreement”), and for other good and valuable consideration, the undersigned (the “Employee”) hereby agrees, for the Employee, the Employee’s spouse and child or children (if any), the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue Vivakor Administration, LLC, any of its parents, members, subsidiaries, or any of their affiliates (collectively, the “Company”), or any of their predecessors, successors, or assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims relating to the Employee’s employment or other service relationship with the Released Parties, including but not limited to any claims arising out of, or related to the Employee’s compensation as an employee or other service provider of or to the Released Parties, or the Employee’s separation from employment with the Released Parties, in each case which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all federal, state, foreign or local laws regarding employment discrimination or wage payment and/or federal, state, foreign or local laws of any type or description regarding employment.

The Employee has read this Release carefully, acknowledges that the Employee has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up rights which the Employee may have to sue or bring any other claims against the Released Parties, including rights and claims under the Age Discrimination in Employment Act. The Employee also understands that the Employee has a period of seven (7) days after signing this Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make the payments or provide the benefits under the Employment Agreement that are conditioned upon the execution and non-revocation of this Release until eight (8) days have passed since the Employee’s signing of this Release without the Employee’s signature having been revoked. Finally, the Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not: (i) affect any rights of the Employee to indemnification or liability insurance coverage the Employee may have under the by- laws (or similar governing documents) of any entity constituting the Company or applicable law, (ii) release any claim that cannot be released as a matter of applicable law, (iii) bar Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or to participate in an investigation by the EEOC, although this Release does bar Employee’s right to recover any personal relief if Employee or any person, organization, or entity asserts a charge on Employee’s behalf, including in a subsequent lawsuit or arbitration, (iv) release the Company’s legally binding obligations under the Employment Agreement, (v) claims to any benefit entitlements vested as the date of separation of Employee’s employment, or (vi) release any of the Employee’s rights as a holder of vested equity securities or options or other rights in respect thereof.

The Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily. This Release shall be governed by Texas law, without regard to its rules regarding conflicts of laws.

EMPLOYEE:

[EXHIBIT ONLY—DO NOT EXECUTE]
Jeremy Gamboa, individually

EXHIBIT “B”

FORM OF

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of [●], by and between Vivakor, Inc., a Nevada corporation (the “Company”) and the undersigned holder of shares of the Company’s common stock (the “Holder” and, together with the Company, the “Parties”). For all purposes of this Agreement, “Holder” includes any affiliate or controlling person of Holder, and any other agent, representative or other person with whom Holder is acting in concert.

WHEREAS, the Parties have entered into that certain Executive Employment Agreement (the “Employment Agreement”), dated October 1, 2024, by and between the Company and the Holder, pursuant to which, and subject to the terms and conditions set forth therein, the Company will employ the Holder as an officer of the Company;

WHEREAS, pursuant to the Employment Agreement, the Holder has received [●] shares of the Company’s common stock, par value $0.001 per share (the “Lock-Up Securities”);

WHEREAS, as a condition and inducement to the willingness of the Company to consummate the transactions contemplated by the Employment Agreement, the Holder has agreed to certain transfer restrictions with respect to the Lock-Up Securities held by the Holder immediately following the granting and award thereof (the “Granting Date”).

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Holder and the Company hereby agree as follows:

1. Lock-Up Period. The Holder agrees that, from the Granting Date until a date that is eighteen (18) calendar months from the date thereof (such period, the “Lock-Up Period”), the Holder shall be subject to the lock-up restrictions set forth in Section 0 below.

2. Lock-Up Restriction.

(a) Lock-Up. During the Lock-Up Period, the Holder will not offer, sell, contract to sell, or otherwise transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the sale, transfer or disposition, whether by actual or effective economic sale or disposition due to cash settlement or otherwise) by the Holder or any affiliate of the Holder or any person in privity with the Holder or any affiliate of the Holder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Lock-Up Securities, unless such transaction is a Permitted Disposition (as defined below).

(b) Permitted Disposition. A “Permitted Disposition” shall include the following: (i) transfers of Lock-Up Securities to a trust or affiliated entity for the benefit of the undersigned or as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member of the undersigned (for purposes of this Lock-Up Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than the second degree or consanguinity or affinity); (ii) transfers of Lock-Up Securities to a charitable organization or educational institution; (iii) transfers of the Lock-Up Securities by the Holder upon the prior written consent of the Company; provided that in the case of any transfer pursuant to the foregoing clauses (i) - (iii), (A) any such transfer shall not involve a disposition for value, (B) each transferee shall sign and deliver to the Company a lock-up agreement substantially in the form of this Lock-Up Agreement and (C) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made, or (iv) a pledge or hypothecation of the Lock-Up Securities as collateral for indebtedness.

(c) Stop Orders. The Holder further acknowledges and agrees that the Company is authorized to, and the Company agrees to, place “stop orders” on its books to prevent any transfer of any Lock-Up Securities of the Company held by the Holder in violation of this Lock-Up Agreement. The Company agrees not to allow any transaction to occur that is inconsistent with this Lock-Up Agreement.

3. Miscellaneous.

(a) At any time, and from time to time, after the signing of this Lock-Up Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Lock-Up Agreement.

(b) This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Lock-Up Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on forum non conveniens. The Parties hereto and to any other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Lock-Up Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Any and all notices or other communications given under this Lock-Up Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three (3) days after email, read receipt requested, to the party entitled to receive same, at his or its address or email address set forth below:

If to the Company:

Vivakor, Inc.

5220 Spring Valley Rd., Ste. 500

Dallas, TX 75254

Attn: Legal

Email: pknapp@vivakor.com

If to the Holder:

Jeremy Gamboa

1830 FM 9 N.

Waskom, Texas 75692

Email: jeremy.gamboa@yahoo.com

(d) The restrictions on transfer described in this Lock-Up Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

(e) This Lock-Up Agreement shall not be assigned in whole or in part, without the prior written consent of the other Party. Except as otherwise provided herein, this Lock-Up Agreement shall be binding upon Holder, its legal representatives, and permitted successors and assigns.

(f) This Lock-Up Agreement may be executed and delivered in two or more counterparts (including by means of electronic mail), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Lock-Up Agreement.

(h) The terms and provisions of this Lock-Up Agreement may only be amended by a written instrument signed by the Company and the Holder.

[Signature page follows; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto and/or their duly authorized representatives have executed and entered this Lock-Up Agreement as of the date first above written.

COMPANY:

VIVAKOR, INC., a Nevada corporation

By:	[EXHIBIT ONLY—DO NOT EXECUTE]
Name:	[●]
Title:	[●]

HOLDER:

[EXHIBIT ONLY—DO NOT EXECUTE]
[●]

EXHIBIT “C”

INCENTIVE COMPENSATION MATRIX

Incentive Compensation Matrix
EBITDA Goal Attainment	80%	90%	100%	110%	120%
Cash Bonus Multiplier	10%	75%	100%	110%	120%
Cash Incentive Bonus	$32,500	$243,750	$325,000	$357,500	$390,000
Equity Bonus Multiplier	10%	75%	100%	110%	120%
Equity Incentive Bonus	$32,500	$243,750	$325,000	$357,500	$390,000
Total Incentive Compensation	$75,000	$487,500	$650,000	$715,000	$780,000